STAR EQUITY HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On March 4, 2025, Star Equity Holdings, Inc. (“Star” or the “Company”) announced it entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Alliance Transaction, Inc., a Delaware corporation (“Merger Sub 1”), Alliance Drilling Solutions Inc., a Delaware corporation (“Merger Sub 2”), ADT Parent, LLC, a Delaware limited liability company (the “Parent Company”), and Alliance Drilling Tools, LLC, a Wyoming limited liability company (the “Target Company” or "ADT"), the members of the Parent Company (collectively, the “Sellers”) and Bruce McGovern, in his capacity as Seller Representative. As a result of the consummation of the Merger Agreement, the Company acquired the business of ADT.
The acquisition constitutes a significant acquisition for the purposes of Item 2.01 of Current Report on Form 8-K. The unaudited pro forma condensed combined balance sheet as of December 31, 2024 gives effect to the transaction as if it had occurred on January 1, 2024. The adjustments included consist of transaction accounting adjustments necessary to reconcile the impacts of the acquisition to the unaudited pro forma condensed combined financial statements. The adjustments included consist of transaction accounting adjustments necessary to reconcile the impacts of the acquisition to the unaudited pro forma condensed combined financial statements
The unaudited pro forma condensed combined balance sheet has been derived from the audited balance sheet for Star and ADT prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and is presented based on information currently available. The unaudited pro forma condensed combined balance sheet is intended for informational purposes only and is not intended to represent the Company’s financial position had the acquisition and related events occurred on the date indicated. Our actual financial condition may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

STAR EQUITY HOLDINGS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1. Basis of Pro Forma Presentation
The unaudited pro forma condensed combined balance sheet as of December 31, 2024, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024 are based on the historical audited financial statements of the Company and ADT. The Merger Agreement, which was completed on March 3, 2025 (the “Acquisition Date”), resulted in a business combination of the Company and ADT. Certain reclassifications and adjustments are described in the accompanying notes to the unaudited pro forma condensed combined financial information.
We account for our acquisition transactions in accordance with ASC 805, Business Combinations. Under ASC 805 we record the assets acquired and liabilities assumed of the acquiree at fair value. Transaction costs directly attributable to the acquisition are expensed as incurred. The excess of (i) the total costs of acquisition over (ii) the fair value of the identifiable net assets of the acquiree is recorded as identifiable intangible assets and goodwill. Conversely, if the fair value of the net assets acquired are in excess of the amount for which we acquired such assets, we would record a “bargain purchase” gain upon acquisition.
The fair values assigned to ADT’s assets acquired and liabilities assumed are based on management’s estimates and assumptions. The estimated fair values of these assets acquired and liabilities assumed are considered preliminary and are based on the information that was available as of the date of acquisition. We believe that the information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, but we will adjust such fair values as needed. We expect to finalize the valuation of the assets and liabilities as of the Acquisition Date as soon as practicable, but not later than one year from the acquisition date.
The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of our consolidated results of operations or financial position that we would have reported had the acquisition of ADT been completed as of the date presented and should not be taken as a representation of our future consolidated results of operations or financial position.
The unaudited pro forma condensed combined financial information should be read in conjunction with the Company's historical consolidated financial statements and accompanying notes we included in the annual report on Form 10-K for the year ended December 31, 2024. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.
Note 2. Pro forma Adjustments
The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:
(1) Pro forma adjustment represents adjustments to assets and liabilities to adjust such balances to fair value in accordance with ASC 805 as of March 3, 2025, the date of the acquisition. The purchase price allocation is preliminary and subject to change, including the valuation of property and equipment, intangible assets, inventory, income taxes, and goodwill, among other items. The amounts recognized will be finalized as the information necessary to complete the analysis is obtained, but no later than one year after the acquisition date. Finalization of the valuation during the measurement period could result in a change in the amounts recorded for the acquisition date fair value. Adjustment also reflects the removal of certain cash, investment in equity securities, and debt amounts from the ADT balance sheet.
(2) Pro forma adjustment reflects depreciation and amortization on the fair values of property, plant and equipment and intangible assets to reflect additional depreciation and amortization expense for 2024, amounting to $1,165,000.
(3) Pro forma adjustment represents cash paid for the acquisition of approximately $1,956,000 and the total $2,229,000 Austin Financial Services, Inc. (“Austin”) debt entered into in connection with the acquisition. Pro forma adjustment includes amounts held back for indemnity and working capital of $1,250,000. Pro forma adjustment also represents 775,000 shares of Star Equity Series A Preferred Shares exchanged as part of the acquisition price, which had a fair value of $7,044,750 as of the acquisition date. The difference between the amounts paid for the acquisition and ADT's December 31, 2024 historical equity is reflected in Goodwill.
(4) Prior to Star's acquisition, ADT was not a taxpaying entity for federal income tax purposes and, accordingly, it did not recognize any expense for such taxes. The federal income tax liability resulting from ADT's activities were the responsibility of ADT's flow through owners. The income tax adjustment recorded in these pro forma unaudited condensed combined financial statements reflect the release of Star's valuation allowance against the net deferred tax liabilities recorded in connection with the ADT purchase accounting entries, as well as an additional tax benefit for the utilization of Star's net operating losses against ADT's 2024 income. This amounted to a decrease in tax expense and a decrease in deferred tax liability of approximately $2,130,000.
(5) Assumed interest on the Austin debt is approximately $206,000 in 2024.

STAR EQUITY HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
(In thousands, except share amounts)

	As of December 31, 2024 (unaudited)
	Star Equity Holdings, Inc. Historical	Alliance Drilling Tools, LLC Historical	Adjustments		Star Equity Holdings, Inc. Proforma
Assets:
Current assets:
Cash and cash equivalents	$4,003	$1,714	$(1,169)	(1)	$2,592
			(1,956)	(3)
Restricted cash	1,628	—	—		1,628
Investment in equity securities	3,368	383	(383)	(1)	3,368
Accounts receivable, net	8,048	2,406	—		10,454
Note receivable, current portion	335	—	—		335
Inventories, net	5,397	1,419	243	(1)	7,059
Other current assets	1,635	—	—		1,635
Total current assets	24,414	5,922	(3,265)		27,071
Property and equipment, net	10,207	3,669	4,744	(1)	17,749
			(871)	(2)
Operating lease right-of-use assets	8,289	21	—		8,310
Intangible assets, net	18,930	—	3,100	(1)	21,737
			(293)	(2)
Goodwill	8,453	—	1,314	(1)	13,505
			3,738	(3)
Long term investments	2,140	—	—		2,140
Notes receivable	8,876	—	—		8,876
Other assets	1,739	—	—		1,739
Total assets	$83,048	$9,612	$8,467		$101,127

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$2,603	$317	$—		$2,920
Accrued liabilities	1,974	272	1,250	(3)	3,702
			206	(5)
Accrued compensation	1,141	—	—		1,141
Accrued warranty	49	—	—		49
Lumber derivative contracts	7	—	—		7
Deferred revenue	2,523		—		2,523
Short-term debt	3,911	50	(50)	(1)	5,661
			1,750	(3)
Operating lease liabilities	241	22	—		263
Finance lease liabilities	21	—	—		21
Total current liabilities	12,470	661	3,156		16,287
Long-term debt, net of current portion	7,405	209	(209)	(1)	7,884
			479	(3)
Deferred tax liabilities	334	—	2,712	(1)	916
			(2,130)	(4)
Operating lease liabilities, net of current portion	8,483	—	—		8,483
Finance lease liabilities, net of current portion	20	—	—		20
Total liabilities	28,712	870	4,008		33,590

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized: Series A Preferred Stock, 8,000,000 shares authorized, liquidation preference ($10 per share), 1,915,637 shares issued and outstanding at December 31, 2024	18,988	—	7,045	(3)	26,033

Series C Preferred stock, $0.0001 par value; 25,000 shares authorized; no shares issued or outstanding	—	—	—		—
Common stock, $0.0001 par value; 10,000,000 shares authorized; 3,201,502 shares issued and outstanding (net of treasury shares) at December 31, 2024	2	—	—		2
Treasury stock, at cost; 125,770 shares at December 31, 2024	(6,007)				(6,007)
Additional paid-in capital	159,880	—	5,396	(1)	165,276
Accumulated deficit	(118,527)	8,742	(1,164)	(2)	(117,767)
			(8,742)	(3)
			2,130	(4)
			(206)	(5)
Total stockholders’ equity	54,336	8,742	4,459		67,537
Total liabilities and stockholders’ equity	$83,048	$9,612	$8,467		$101,127
See notes to unaudited pro forma condensed combined financial information.

STAR EQUITY HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(In thousands, except for per share amounts)

	For The Year Ended December 31, 2024 (unaudited)
	Star Equity Holdings, Inc. Historical	Alliance Drilling Tools, LLC Historical	Adjustments		Star Equity Holdings, Inc. Proforma
Revenues:
Building Solutions**	$53,359	$—	$—		$53,359
Energy Services	—	10,110	—		10,110
Total revenues	53,359	10,110	—		63,469

Cost of revenues:
Building Solutions**	42,083	—	—		42,083
Energy Services	—	4,432	801	(2)	5,233
Investments	221	—	—		221
Total cost of revenues	42,304	4,432	801		47,537

Gross profit	11,055	5,678	(801)		15,932

Operating expenses:
Selling, general and administrative expenses	16,991	4,315	70	(2)	21,376
Amortization of intangible assets	2,479	—	293		2,772
Total operating expenses	19,470	4,315	363		24,148

Income (loss) from continuing operations	(8,415)	1,363	(1,164)		(8,216)

Other income (expense):
Other income (expense), net	(2,393)	4	—		(2,389)
Interest income (expense), net	633	34	(206)	(5)	461
Total other income (expense)	(1,760)	38	(206)		(1,928)

Loss from continuing operations before income taxes	(10,175)	1,401	(1,370)		(10,144)
Income taxes benefit (provision) from continuing operations	(263)		2,130	(4)	1,867
Net (loss) income from continuing operations	$(10,438)	$1,401	$760		$(8,277)
Net Income (Loss)	(10,438)	1,401	760		(8,277)
Dividend on Series A perpetual preferred stock	(2,040)		(775)		(2,815)
Net (loss) income attributable to common shareholders	$(12,478)	$1,401	$(15)		$(11,092)

Net income (loss) per share
Continuing operations
Basic and Diluted*	$(3.32)	$0.45	$0.24		$(2.63)
Net earnings (loss) per share attributable to common shareholders
Basic and Diluted*	$(3.97)	$0.45	$—		$(3.53)
Weighted average shares outstanding***
Basic and Diluted*	3,145	3,145	3,145		3,145
Dividends declared per share of Series A perpetual preferred stock	$1.00		$1.00		$1.00

*Earnings per share may not add due to rounding
**Formerly known as Construction
***All share amounts reflect 1 for 5 reverse stock split effective June 14, 2024, retroactively.

See notes to unaudited pro forma condensed combined financial information.